Exhibit 10.2

TERMINATION AND RELEASE AGREEMENT

This TERMINATION AND RELEASE AGREEMENT (this “Agreement”) is entered into as of  February 13, 2024 (the “Effective Date”), by and among Stronghold Digital Mining Holdings, LLC, a Delaware limited liability company, (“Stronghold”), and Olympus Stronghold Services, LLC, a Delaware limited liability company (“Olympus SS”).

WHEREAS, reference is made to that (i) certain Operations, Maintenance and Ancillary Services Agreement entered into between Stronghold and Olympus SS as of November 2, 2021 (as amended, supplemented or otherwise modified from time to time, the “OMA”) (ii) certain Membership Interest Purchase Agreement, dated as of May 1, 2023, entered into between Olympus Services, LLC a Delaware limited liability company (“Olympus Services”) and Stronghold (the “SG MIPA and Release”); and (iii) certain Membership Interest Purchase Agreement, dated as of June 1, 2023, entered into between Olympus Services and Stronghold (the “PC MIPA and Release”);

WHEREAS, the parties hereto desire to (i) terminate the OMA and release the parties thereto from certain liabilities and obligations thereunder, as specified herein, while keeping certain liabilities that were not released in either the SG MIPA and Release and the PC MIPA and Release outstanding and not released by this Agreement, which liabilities are listed in Annex A hereto (such listed liabilities, individually an “Unreleased Obligation” and, collectively, the “Unreleased Obligations”); and (ii) provide that certain payments relating to the tax credit amount owed to Panther Creek Reclamation Holdings, LLC, an affiliate of Olympus SS (“PCRH”), pursuant to that certain, Equity Capital Contribution Agreement, by and among Panther Creek Reclamation Holdings, LLC and Stronghold Digital Mining Holdings, LLC dated as of July 9, 2021 (the “ECCA”) that are due and payable from Stronghold, and its affiliates, to Olympus SS or its affiliates be made.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1)          Termination of OMA.  As of the Effective Date, the parties to the OMA hereby absolutely, irrevocably and unconditionally terminate the OMA, and rescind, annul, cancel, repeal and eliminate any and all clauses, provisions, covenants, agreements, rights, obligations, responsibilities or liabilities (in all cases, whether of payment or otherwise) contained in or existing or arising under the OMA, whether prior to, on or after the date hereof.  From and after the date hereof, the OMA shall be of no force and effect, automatically and without any further action on the part of the parties thereto or any other person or entity.

2)          Survival of Tax Credit Amounts under ECCA.  Notwithstanding Section 1, Stronghold's obligation to make the retained asset payment required under section 3.16 of the ECCA shall not be discharged or limited by operation of Section 1 until such payment is made in full by Stronghold to PCRH.  The parties agree, however, that Stronghold's obligation to remit such payment will become immediately due and payable by Stronghold only at such time as any legislation duly passed by the Pennsylvania state legislature amends the Pennsylvania Coal Refuse Energy and Reclamation Tax Credit Program to increase the total value of the tax credits that may be issued under that program by the Department of Community and Economic Development of the Commonwealth of Pennsylvania above the level authorized by such program as of June 30, 2023. Upon such an event, the amount payable to PCRH shall be $107,807.90.

3)          Acknowledgment of Valid Termination; Waiver of Equitable Arguments.  Each Party hereby expressly acknowledges that the termination of the OMA pursuant to this Agreement is a consensual, valid and legally binding action of such Party, and each Party hereto irrevocably waives any argument in law or equity contesting the validity of such termination. In furtherance of the preceding sentence, each of the Parties expressly waives any notice requirement under Section 6.3 of the OMA that might apply to the execution and/or performance of obligations under this Agreement by any Party.

4)          Mutual Release.  In consideration of the covenants, agreements and undertakings of the Parties under this Termination Agreement, subject to the exclusions set forth in the last sentence of this paragraph, each Party, on behalf of itself and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, partners, lenders, agents, representatives, permitted successors and permitted assigns, or controlling persons (within the meaning of Rule 12b-20 under the Securities Exchange Act of 1934, as amended),  (collectively, “Releasors”) hereby releases, waives and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, partners, lenders, agents, representatives, permitted successors and permitted assigns, or controlling persons (within the meaning of Rule 12b-20 under the Securities Exchange Act of 1934, as amended), including, without limitation, with respect to Olympus SS, Olympus Services, and Olympus Power, LLC, a Delaware limited liability company, and with respect to Stronghold, Stronghold Digital Mining, Inc., a Delaware corporation (collectively, “Releasees”), of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Termination Agreement arising out of or relating to the OMA.  For the avoidance of doubt, the release by the Releasors of the Releasees hereunder shall exclude, and shall not apply to, any Unreleased Obligation.

5)          Entire Agreement.  This Agreement contains all of the terms and conditions agreed upon by the parties hereto relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings and communications of the parties hereto, whether oral or written, respecting that subject matter.

6)          Amendment: Definitions.  No amendment or modification of the terms of this Agreement shall be binding on any party hereto unless such amendment is reduced to writing and signed by the party hereto against whom enforcement is sought. Any capitalized term used herein that is not otherwise defined shall have the meaning set forth in the OMA.

7)          Counterparts.  This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

8)          Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assignees, and this Agreement is not intended to confer upon any other person or entity any rights or remedies hereunder.  Notwithstanding the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assignees.

9)          Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement in such jurisdiction or invalidate or render unenforceable any term or provision in any other jurisdiction.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

STRONGHOLD DIGITIAL MINING HOLDINGS, LLC

BY: Stronghold Digital Mining, Inc., its managing member

/s/ Gregory A. Beard
Name:	Gregory A. Beard
Title:	CEO

Termination and Release Agreement Signature Page

OLYMPUS STRONGHOLD SERVICES, LLC

By:	/s/ Sean P. Lane
Name:	Sean P. Lane
Title:	Authorized Representative

Termination and Release Agreement Signature Page

Annex A

Unreleased Obligations

1.	Any obligation under Section 6.04 (Reimbursement for Run-off Costs) of the SG MIPA and Release.

2.	Any obligation under Section 6.04 (Reimbursement for Run-off Costs) of the PC MIPA and Release.